                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                 (LOGO The Profit Recovery Group International)

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 11, 1999
                             ---------------------

TO THE SHAREHOLDERS OF
THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") will be held at the Ritz-Carlton Hotel, Buckhead, 3434 Peachtree Road, NE, Atlanta, Georgia, on May 11, 1999 at 9:00 a.m., for the following purposes:

          1. To elect two Class I directors to serve until the Annual Meeting of Shareholders held in 2000 and until their successors are elected and qualified.

          2. To elect one Class II director to serve until the Annual Meeting of Shareholders held in 2001 and until his successor is elected and qualified.

          3. To elect four Class III directors to serve until the Annual Meeting of Shareholders held in 2002 and until their successors are elected and qualified.

          4. To consider a proposal to approve an amendment to The Profit Recovery Group International, Inc. Stock Incentive Plan, which increases by 1,750,000 shares the number of shares of Company Common Stock which may be granted under stock options, stock appreciation rights, and other stock awards as compared to the number of shares of Company Common Stock currently available for issuance thereunder.

          5. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Proxy Statement dated April 5, 1999 is attached. Only record holders of the Company's Common Stock, no par value per share, at the close of business on March 26, 1999, will be eligible to vote at the meeting.

     If you are not able to attend the meeting, please execute, complete, date and return the proxy in the enclosed envelope. If you attend the meeting, you may revoke the proxy and vote in person.

                                          By Order of the Board of Directors:
                                          /s/ John M. Cook

                                          JOHN M. COOK
                                          Chairman of the Board
                                          and Chief Executive Officer

Date: April 5, 1999

     A copy of the Annual Report of The Profit Recovery Group International, Inc. for the year ended December 31, 1998 containing financial statements is enclosed.

                  LOGO THE PROFIT RECOVERY GROUP INTERNATIONAL

                            2300 WINDY RIDGE PARKWAY
                                SUITE 100 NORTH
                             ATLANTA, GA 30339-8426
                             ---------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF SHAREHOLDERS

                                 APRIL 5, 1999
                             ---------------------

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Profit Recovery Group International, Inc. ("PRG" or the "Company") of proxies for use at the 1999 Annual Meeting of Shareholders to be held on May 11, 1999, at 9:00 a.m., at the Ritz-Carlton Hotel, Buckhead, 3434 Peachtree Road, N.E., Atlanta, Georgia. Where appropriate, all references herein to the Company shall also be deemed to be references to the Company's predecessors.

     This Proxy Statement and the accompanying form of proxy are being first mailed to shareholders on or about April 5, 1999. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; (ii) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or
(iii) attending the meeting and voting in person (attendance at the meeting will not in and of itself constitute revocation of a proxy). Any proxy which is not revoked will be voted at the Annual Meeting in accordance with the shareholder's instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the Annual Meeting.

     Proxies will be solicited from the Company's shareholders by mail. The Company will pay all expenses in connection with the solicitation, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. The Company does not intend to employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting. It is possible that directors, officers and regular employees of the Company may make further solicitation personally or by telephone, telegraph or mail. Directors, officers and regular employees of the Company will receive no additional compensation for any such further solicitation.

     Only holders (the "Shareholders") of record of the Company's Common Stock, no par value per share, at the close of business on March 26, 1999 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, the Company had outstanding a total of 26,968,739 shares of Common Stock. Each such share will be entitled to one vote (non-cumulative) on each matter to be considered at the Annual Meeting. A majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum for the transaction of business at the Annual Meeting.

     Votes cast by proxy or in person at the Annual Meeting will be counted by the person or persons appointed by the Company to act as election inspectors for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     The affirmative vote of holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote and present in person or by proxy at the Annual Meeting is required for approval of the amendment to The Profit Recovery Group International, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, (i) the two nominees in Class I; (ii) the nominee in Class II and
(iii) the four nominees in Class III receiving the highest vote totals will be elected as directors of the Company at the Annual Meeting. It is expected that shares beneficially owned by executive officers and directors of the Company, which in the aggregate represent approximately 21.6% of the outstanding shares of Common Stock, will be voted in favor of management's nominees for director and in favor of the amendment to the Stock Incentive Plan. With respect to election of directors, abstentions, votes "withheld" and broker non-votes will be disregarded and have no effect on the outcome of the vote. With respect to the proposal to approve the amendment to the Stock Incentive Plan, abstentions will have the effect of a vote against the proposals and broker non-votes will be disregarded and will have no effect on the outcome of the votes. There are no rights of appraisal or similar dissenters' rights with respect to any matter to be acted upon pursuant to this Proxy Statement.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director, and FOR the proposal to approve the amendment to the Stock Incentive Plan which provides for an increase by 1,750,000 shares of the number of shares of Common Stock which may be issued thereunder.

ELECTION OF DIRECTORS

     The Company currently has ten directors. The Board authorized an increase in the number of directors to 12 and has nominated Thomas S. Robertson and Jackie M. Ward to fill the newly created directorships. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The three classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term or portion thereof applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the Annual Meeting, the Shareholders will elect two directors to serve as Class I directors, one director to serve as a Class II director and four directors to serve as Class III directors.

     Marc Eisenberg and Ronald K. Loder were previously elected by the Board of Directors as Class I directors and are therefore required to be elected by the Shareholders at the Annual Meeting, while Mr. Lowrey, who was formerly a Class III director, has been reclassified as a Class II director and must also be elected by the Shareholders at the Annual Meeting, since his term as a director will expire at that time. The terms of Messrs. Lachotzki and Lustig, currently serving as Class III directors, will expire at the Annual Meeting, and they must be elected by the Shareholders at the meeting. Ms. Ward and Mr. Robertson, who are not currently directors of the Company, have been nominated for election as Class III directors at the Annual Meeting.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Directors of the Company elected at the Annual Meeting to be held on May 11, 1999 to serve as Class I directors will serve one year or until their successors are elected and qualified. The director elected to serve as a Class II director will serve for two years or until his successor is elected and qualified. Those directors elected to serve as Class III directors will serve for three years or until their successors are elected and qualified. Any incumbent director subsequently elected as a Class I, II, or III director will serve as a director for three years or until such director's successor is elected and qualified. Each of the nominees has consented to serve on the Board of Directors, if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may recommend.

     With the exception of Mr. Robertson and Ms. Ward, who are nominated for election to the Board for the first time, each of the individuals listed below as nominees for the Board of Directors was a director of the Company during 1998. The name and age of each director and the period during which he has served as a director is set forth below:

  Class I Director Nominees

NAME OF NOMINEE                                               AGE         SERVICE AS NOMINEE
---------------                                               ---         ------------------
Marc Eisenberg..............................................  43         Since October 1997
Ronald K. Loder.............................................  44         Since October 1998

  Class II Director Nominee

                      NAME OF NOMINEE                         AGE        SERVICE AS DIRECTOR
                      ---------------                         ---        -------------------
E. James Lowrey(2)(3).......................................  71         Since December 1995

  Class III Director Nominees

                      NAME OF NOMINEE                         AGE        SERVICE AS DIRECTOR
                      ---------------                         ---        -------------------
Fred W. I. Lachotzki........................................  52         Since January 1996
Michael A. Lustig...........................................  43         Since January 1998
Thomas S. Robertson.........................................  56         --
Jackie M. Ward..............................................  59         --

  Directors Continuing in Office

                      NAME OF DIRECTOR                        AGE        SERVICE AS DIRECTOR
                      ----------------                        ---        -------------------
John M. Cook(1).............................................  56         Since November 1990
Stanley B. Cohen(1)(2)......................................  55         Since November 1990
Jonathan Golden(1)(3).......................................  61         Since November 1990
Garth H. Greimann(2)(3).....................................  44         Since April 1995
John M. Toma(1).............................................  53         Since November 1990

---------------

(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

     Stanley B. Cohen is the President and sole director/shareholder of SBC Financial Corporation ("SBC") and until March 31, 1999, was the President and sole director/shareholder of Advisory Services, Ltd. ("ASL"). These companies provide certain financial consulting and investment services to PRG and certain of its executive officers. In addition, until December 31, 1998, Mr. Cohen was President of Capital Advisory Corporation, a financial advisory company.

     John M. Cook is Chairman of the Board and Chief Executive Officer of PRG and has served in such capacities since founding PRG in November 1990. Mr. Cook served as President of PRG from November 1990 through January 1998. Prior to forming PRG, Mr. Cook served as President and Chief Operating Officer of Roy Greene Associates from 1989 to 1990. From 1987 to 1989, Mr. Cook served as Senior Vice President of Caldor Stores, Inc., a division of May Department Stores Co.

     Marc Eisenberg has served as President of the Directorate of Alma since the acquisition of Alma by PRG in October 1997. Prior to October 1997, Mr. Eisenberg served as President of Alma since its founding in 1986.

     Jonathan Golden has served as a Director of PRG since its founding in 1990 and provides consulting services to PRG through Jonathan Golden, P.C., a wholly owned professional corporation ("JGPC"). Mr. Golden also serves through his professional corporation as a partner in the Atlanta, Georgia law firm of Arnall, Golden & Gregory, LLP, which provides legal services to PRG. Mr. Golden also serves as a director for SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently as Managing Director, of Berkshire Partners LLC, a private equity investment firm that manages five investment funds. Mr. Greimann also has served as a Managing Director of Third Berkshire Associates, A Limited Partnership, which is the general partner of Berkshire Fund III, A Limited Partnership. Berkshire Fund III makes private equity and equity-related investments in established middle market companies. Prior to 1996, Mr. Greimann was an individual general partner of Berkshire Fund III, A Limited Partnership. Mr. Greimann also serves as a director of Trico Marine Services, Inc., an operator of marine vessels active in offshore energy exploration and production activities.

     Fred W.I. Lachotzki has served since 1989 as a professor at Nijenrode University, The Netherlands Business School, in The Netherlands, most recently as a Philip Morris Professor of Strategic Entrepreneurship. Mr. Lachotzki also serves as a director of NVS Verzekeringen, an insurance company specializing in healthcare, and Merison Holding NV, a supplier of non-food products to supermarket chains and owner of a franchised chain of electronics retail stores.

     Ronald K. Loder joined PRG in August 1998 as President and Chief Executive Officer of the Company's Loder Drew Division as a result of its acquisition by PRG. Prior to joining PRG, Mr. Loder was President and Chief Executive Officer of Loder, Drew & Associates, Inc., which he co-founded in 1985.

     E. James Lowrey served as Executive Vice President -- Finance and Administration of SYSCO Corporation from 1978 until his retirement in 1993 and was a director of SYSCO Corporation from 1981 to 1993. He currently serves as a director of Riviana Foods, Inc., a processor and distributor of rice and other food products.

     Michael A. Lustig joined the Company in 1996 as Senior Vice
President -- Operations. Mr. Lustig was promoted to Executive Vice President in July 1996, and to President -- PRG Worldwide Accounts Payable Audit Operations in January 1997. In January 1998, Mr. Lustig was elected President of the Company. In January 1999 Mr. Lustig was elected to the additional position of Chief Operating Officer. Prior to joining the Company, Mr. Lustig worked for The Actava Group, Inc. (formerly Fuqua Industries, Inc.) from 1980 to 1995 where he held various officer positions, most recently as Senior Vice President of Corporate Development.

     Thomas S. Robertson is the Dean of the Goizueta Business School at Emory University, a position he assumed in July 1998. Prior to taking this position at Emory University, he was a member of the faculty of the London Business School, with his most recent position being Deputy Dean.

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that, he was Executive Vice President -- Administration of the Company and had served in such capacity since 1992. Mr. Toma has served as a Director of the Company since its founding in November 1990 and as Senior Vice
President -- Administration of the Company from 1990 to 1992. Mr. Toma is married to the sister of Maria A. Neff, an executive officer of the Company.

     Jackie M. Ward is President and Chief Executive Officer of Computer Generation Incorporated, a provider of turn-key telecommunications systems products and data processing services that she co-founded in 1968. She serves as a director of BankAmerica Corporation, a banking and financial services company, Equifax, Inc., a provider of credit and payment information services, Flowers Industries, Inc., a producer of baked foods, Matria Healthcare, Inc., a provider of specialized home healthcare services, Premiere Technologies, Inc., a provider of enhanced communication services, SCI Systems, Inc., a diversified electronics manufacturer, and Trigon Healthcare, Inc., a managed healthcare company.

     Except as described above, no family relationship exists among any of the directors and executive officers of the Company.

                    INFORMATION ABOUT THE BOARD OF DIRECTORS
                          AND COMMITTEES OF THE BOARD

MEETINGS OF THE BOARD OF DIRECTORS

     During 1998, there were nine meetings of the Board of Directors. Each incumbent director who was a director during 1998 attended more than 75% of all meetings of the Board of Directors and any committees on which that director served.

DIRECTOR COMPENSATION

     The Company compensates its non-employee directors $20,000 per year for their service on the Board and any committee thereof. Non-employee directors will be reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings. The Board of Directors has approved an automatic annual grant of options under the Company's Stock Incentive Plan to Directors not employed by the Company to purchase from 2,500 to 7,500 shares of Common Stock; provided, however, that no grants will be made in any year unless the Company's earnings per share for such year shall have increased by at least 25% over the previous year. A 25% increase in earnings per share will result in a grant of options to purchase 2,500 shares of Common Stock while each additional one percent increase in earnings per share will result in a grant of options to purchase an additional 200 shares of Common Stock, up to a maximum annual grant of options to purchase 7,500 shares of Common Stock. The per share option exercise price will be the closing price of the Company's Common Stock on The Nasdaq Stock Market on December 31 of the year of grant, or if no sale of the Common Stock was made on that date, on the next preceding date on which there was such a sale. Options will vest in 20% increments over a period of five years. As a result of the 56.9% increase in 1998 earnings per share over 1997 earnings per share, each of the five non-employee directors was awarded options to purchase 7,500 shares of Common Stock at $37.44 per share.

     Jonathan Golden, a director of the Company, provides consulting services to the Company through JGPC. Mr. Golden is the sole shareholder of JGPC. During 1998 the Company paid JGPC aggregate consulting fees of approximately $70,000. The Company currently pays JGPC a consulting fee of $3,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. In addition, the Company has paid the law firm of Arnall, Golden & Gregory, LLP, of which JGPC serves as a partner, compensation for legal services rendered since 1991 and expects to continue utilizing this firm's services in the future. The Company also has paid the expenses of preparing certain annual income tax returns for Mr. Golden. The amount paid by the Company in 1998 for these income tax services was approximately $4,000.

     Stanley B. Cohen, a director of the Company, provides financial advisory services to the Company through SBC and until March 31, 1999, provided financial and investment advisory services to the Company and certain of its executive officers through ASL. Mr. Cohen is the President and sole director/shareholder of SBC and until March 31, 1999, was the President and sole director/shareholder of ASL. During 1998, the Company paid SBC aggregate consulting fees of approximately $70,000 and paid ASL consulting fees of approximately $24,000 for providing financial advisory services to the Company and to certain of the Company's executive officers. The Company expects to continue utilizing the services of SBC in the future. The Company currently pays SBC a consulting fee of $3,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days prior notice. The Company also has paid the expenses of preparing certain annual income tax returns for Mr. Cohen. The amount paid by the Company in 1998 for these income tax services was approximately $9,500.

     The Company has also entered into a consulting agreement with Lieb Finance S.A., a Luxembourg company of which Marc S. Eisenberg is the sole owner and employee, to assist on strategic and long-term planning matters for the Company and its affiliates in certain portions of Europe. The term of the consulting agreement is for five years ending October 7, 2002. Under the consulting agreement, Lieb Finance S.A. will receive an annual consulting fee of 325,000 French francs (the approximate equivalent of $53,600 as of March 26, 1999).

AUDIT COMMITTEE

     The Company's Audit Committee consists of three outside directors: Messrs. Cohen, Greimann and Lowrey. The Audit Committee met two times in 1998. The Audit Committee reviews the general scope of the Company's annual audit and the nature of services to be performed for the Company in connection therewith, acting as liaison between the Board of Directors and the independent auditors. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company. In addition, the Audit Committee is responsible for recommending, reviewing and monitoring the performance of the Company's independent auditors.

COMPENSATION COMMITTEE

     The Company has a Compensation Committee currently consisting of three directors: Messrs. Golden, Greimann and Lowrey. The Compensation Committee met six times in 1998. The Compensation Committee is responsible for reviewing and establishing the annual compensation for all executive officers, including the salary and the compensation package of each such officer. A portion of the compensation package may include an incentive award. The Compensation Committee also administers the Company's benefit plans, including the Stock Incentive Plan, the Executive Incentive Plan, the Management and Professional Incentive Plan and the Company's Employee Stock Purchase Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to a subcommittee of the Compensation Committee consisting of Messrs. Greimann and Lowrey, each of whom is a "non-employee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as such term is defined in the regulations promulgated pursuant to
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

NOMINATING COMMITTEE

     The Company does not have a standing nominating committee of the Board of Directors.

     Notwithstanding anything to the contrary which is or may be set forth in any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate Company filings, including this proxy statement, in whole or in part, the following Report and the Performance Graph contained on page 25 shall not be incorporated by reference into any such filings.

                    REPORT OF THE COMPENSATION COMMITTEE ON
                             EXECUTIVE COMPENSATION

     The Compensation Committee is composed entirely of directors who are not employed by the Company. The Committee considers and establishes compensation policies and approves benefit plans as well as specifically setting salary, annual incentive levels, and long-term incentive levels for the Chief Executive Officer and other members of executive management.

COMPENSATION PHILOSOPHY

     The Compensation Committee continued to refine the Company's executive compensation program in 1998. The changes were necessary to continue the transition toward greater levels of performance-based compensation, and to reduce the Company's traditional reliance on relatively high levels of base salary. Specifically, annual fixed salaries were held constant for some members of executive management, and increased emphasis was placed on performance-based incentives and stock option grants. The Compensation Committee believes that these changes were necessary to align more closely the financial interests of the Company's executive officer group with those of the Company's shareholders.

     The following objectives were used by the Compensation Committee in designing the Company's 1998 executive compensation program. The compensation program must:

     - Attract, motivate and retain key executives;

     - Align key management and shareholder interests; and

     - Provide incentives that reward executive management performance only if the Company's performance meets or exceeds planned results.

     During 1998, certain information was used by the Compensation Committee to guide decisions concerning executive compensation, including recovery audit industry practices, compensation surveys with respect to companies of similar size and growth, peer group surveys, and experience of the Committee members.

EXECUTIVE COMPENSATION PROGRAM

     The 1998 executive compensation program consisted of base salary, annual incentives, and long-term remuneration in the form of deferred compensation arrangements and non-qualified stock options.

  Base Salary

     The recovery audit industry in general and the Company in particular traditionally have compensated key executives primarily on the basis of cash, generally consisting of salary and performance-based incentives. Prior to 1997, these two factors over time had significantly elevated the base compensation levels required to staff the Company's key management positions. As a result of becoming a public company, however, the Compensation Committee decided to reduce the level of emphasis on base salary throughout the Company's management groups in favor of greater levels of long-term compensation such as stock options. The Compensation Committee believes that having greater levels of each manager's compensation "at risk" serves to align more closely management's interests with those of the Company's shareholders.

     In determining the appropriate base salary levels for 1998, the Compensation Committee considered several factors, including current industry practices, external market surveys of similarly sized companies, and review of peer group compensation. For 1998, base salaries were set by the Compensation Committee for members of executive management with the following factors in mind: (i) the fact that rapidly growing responsibilities and complexities are inherent in key positions, (ii) the need to retain key executives within the Company, and (iii) the need to attract new talent as the Company continues to grow. All of these factors were considered subjectively with no particular emphasis or weight given to any one factor.

     Based on these considerations, in 1998 the annual salaries of Mr. Cook (Chief Executive Officer), Mr. Toma (Vice Chairman), Mr. Kramer (Chief Information Officer) and Mr. Ellis (Chief Financial Officer) were not increased. The 1998 annual salary of Mr. Lustig (President and Chief Operating Officer) was increased to reflect a promotion.

  Annual Incentive Compensation

     The 1998 annual incentives for executive management pursuant to the Company's Management and Professional Incentive Plan included several performance criteria: Company pro forma earnings per share, Company revenues, Company operating income, functional expense control, cash collections, and receivables levels. The Management and Professional Incentive Plan was designed to align pay more directly to financial results, with increases and decreases in incentive pay from year to year tied to financial targets achieved and missed, respectively. Components of each executive officer's annual incentive compensation were established by the Compensation Committee. The 1998 annual incentive compensation for Messrs. Cook, Toma and Lustig was based solely on Company pro forma earnings per share attainment. Annual incentive compensation in 1998 for the other executive officers was based on factors such as pro forma earnings per share, Company operating income, functional expense control and specific business objectives. The 1998 annual incentives for each executive officer contained threshold targets for each incentive component to ensure that no annual incentive compensation would be earned for substandard performance. Additionally, maximum compensation limits were in effect for each incentive component pertaining to each executive officer.

  Deferred Compensation

     The Company historically has provided, and continues to provide, non-qualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. In most instances, the matching obligation vests over a series of years of continuing employment with the Company. Each executive officer negotiated the deferred compensation component of his compensation package when he entered into his employment agreement with the Company. Mr. Cook does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are made by the Compensation Committee.

  Other Long-Term Incentive Compensation

     The Company's shareholders approved an additional long-term incentive program through the adoption of the Company's Stock Incentive Plan (as successor in interest to the 1996 Stock Option Plan). All executive officers have received option grants under the Stock Incentive Plan. The use of stock options is meant to align the interests of key executives and shareholders. All options granted to executive officers under the Stock Incentive Plan through March 26, 1999 have been at fair market value on date of the grant. Subject to two exceptions, all option grants vest ratably over five years of continuous employment with the Company. The exceptions are as follows: (i) a 1998 grant for Mr. Lustig that vests over a four-year period and (ii) a 1999 grant to Mr. Kramer that vests over a two-year period. The Compensation Committee grants options to key employees of the Company, including the executive officers, based upon the following subjective factors: current position, level of performance, potential for future responsibilities, and the number of vested and unvested options already held. The size of the grant is intended to create meaningful opportunities for stock ownership for the executive officers.

     In August 1998, the Company made an award to Mr. Lustig an award under the Company's Stock Incentive Plan of 42,000 restricted shares of Common Stock which are subject to a prohibition on transfer of unvested shares. The shares awarded vest at the rate of 6,000 shares on each successive anniversary of the award. Vesting will be accelerated upon a change in control of the Company or if Mr. Lustig is not selected to succeed Mr. Cook as Chief Executive Officer of the Company. This award was made to provide a longer-term incentive for Mr. Lustig to continue his employment with the Company.

  Compliance with Code Section 162(m)

     The maximum amount which an employer may claim as a compensation deduction with respect to certain employees in a given fiscal year, pursuant to Section 162(m) of the Code, as amended, is $1.0 million, unless an exemption for performance-based compensation is met. The Compensation Committee believes it is unlikely that any executive officers of the Company will, in the near future, receive in excess of $1.0 million in aggregate compensation, other than those individuals with respect to whom the performance-based compensation exemption has been satisfied.

  Compensation of Chief Executive Officer

     On March 20, 1996, Mr. Cook signed a revised employment agreement with the Company. This agreement currently expires in the year 2003, but provides for automatic one-year renewals upon expiration of each year of employment, such that it always has a five-year term, subject to prior notice of non-renewal by the Board of Directors.

     The Compensation Committee decided not to increase Mr. Cook's annual salary for 1998 in order to emphasize performance based compensation.

     An annual incentive compensation arrangement pursuant to the Management and Professional Incentive Plan was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 150% of his annual salary if the Company achieved certain pro forma earnings per share goals for 1998. The target goal for 1998 was established at $0.76 per share, which represented a 38.2% increase over the Company's 1997 pro forma earnings per share of $0.55 per share. The Company achieved earnings per share of $0.80 in 1998, which represented a 45.4% increase over the Company's 1997 pro forma earnings per share. Mr. Cook earned a cash bonus of $359,800 (103% of his base salary) for 1998 performance.

     Mr. Cook's employment agreement provided that option grants would be made with respect to 1998 if earnings per share exceeded the level achieved in 1997 by certain specified percentages, generally 30% or greater. The Company's 1998 pro forma earnings per share achievement entitled Mr. Cook to a grant effective as of December 31, 1998 of options to purchase 120,000 shares of Common Stock at $37.44 per share, which represented the fair market value of the Company's common stock on that date. The options granted pursuant to this employment agreement provision vest ratably and prospectively over five years.

                                          COMPENSATION COMMITTEE

                                          E. James Lowrey, Chairman
                                          Jonathan Golden
                                          Garth H. Greimann

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer and the other four most highly paid executive officers of the Company in 1998 (the "Named Executive Officers"). The information presented is for the years ended December 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                ANNUAL COMPENSATION(1)              ------------------------
                                     --------------------------------------------   RESTRICTED    SECURITIES
                                        SALARY       BONUS        OTHER ANNUAL         STOCK      UNDERLYING       ALL OTHER
NAME AND POSITION             YEAR    ($)(2)(3)      ($)(3)    COMPENSATION($)(4)   AWARD($)(5)   OPTIONS(#)   COMPENSATION($)(6)
-----------------             ----   ------------   --------   ------------------   -----------   ----------   ------------------
John M. Cook................  1998     $350,012     $359,800        $    --          $     --      120,000          $ 9,124
  Chairman of the Board       1997      350,012      350,000             --                --       86,663           18,402
  and Chief Executive
    Officer                   1996      356,731      262,500             --                --      223,530           15,475
John M. Toma................  1998      305,994      125,827             --                --       80,000           58,952
  Vice Chairman               1997      305,994      114,750             --                --           --           57,180
                              1996      307,609      122,400             --                --      100,000           67,050
Michael A. Lustig...........  1998      299,538      154,200             --           981,750      340,000           42,230
  President and Chief
    Operating                 1997      264,596       90,100             --                --      135,000           20,000
  Officer                     1996      211,269       67,302             --                --       51,500           20,000
Robert G. Kramer(7).........  1998      225,000       52,043         65,528                --           --           25,000
  Executive Vice President
    and                       1997       42,900        3,629             --                --           --            5,208
  Chief Information Officer
Donald E. Ellis, Jr.........  1998      175,000       71,393             --                --       15,000           26,446
  Senior Vice President,
    Chief                     1997      172,115       64,922             --                --           --           26,446
  Financial Officer and       1996      160,000       56,000             --                --       10,000           26,446
  Treasurer

---------------

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits, securities or property received by the Named Executive Officers which do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.
(2) Includes contributions made by the Named Executive Officers to the Company's 401(k) Plan during the years presented.
(3) Includes amounts that the Named Executive Officers have elected to defer under the deferred compensation program for such officers.
(4) Includes $50,328 for relocation and $14,600 for car allowance for Mr.
    Kramer.
(5) As of December 31, 1998, the only restricted stock held by the Named Executive Officers were 42,000 shares of Common Stock awarded to Mr. Lustig in August 1998. At December 31, 1998 these shares had a value of $1,572,480. These shares vest ratably over seven years of continued employment unless either a change in control occurs, in which case all unvested shares immediately vest, or Mr. Lustig does not succeed Mr. Cook as Chief Executive Officer of the Company, in which case all unvested shares immediately vest 270 days after the appointment of another person as Chief Executive Officer of the Company. If the Company declares any dividends or distributions with respect to such restricted shares, Mr. Lustig will be entitled to receive such dividends or distributions.
(6) Consists of:

     (a) Premiums for supplemental term life insurance paid by the Company on behalf of Mr. Lustig -- $1,330 for 1998; and Mr. Ellis -- $1,446 for each of 1998, 1997 and 1996.

     (b) Annual contributions by the Company to the deferred compensation programs for the Named Executives.

                             Deferred Compensation

                                                  1998      1997      1996
                                                 -------   -------   -------
Mr. Cook.......................................  $     -   $     -   $     -
Mr. Toma.......................................   55,000    55,000    56,000
Mr. Lustig.....................................   40,000    20,000    20,000
Mr. Kramer.....................................   25,000     5,208         -
Mr. Ellis......................................   25,000    25,000    25,000

     (c) Annual matching contributions to the Company's 401(k) Plan made by the Company on behalf of Messrs. Cook, Toma and Lustig: for 1998 -- $900 each, for 1997 -- $450 each and for 1996 -- $450 for Messrs. Cook and Toma only.
(7) Amounts shown for 1997 reflect compensation for Mr. Kramer from October 13, 1997 when he began employment with the Company.

OPTION GRANTS TABLE

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 1998. No separate stock appreciation rights were granted during 1998.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                NUMBER OF      PERCENT OF                              VALUE AT ASSUMED
                                SECURITIES       TOTAL                               ANNUAL RATES OF STOCK
                                UNDERLYING      OPTIONS     EXERCISE                PRICE APPRECIATION FOR
                                 OPTIONS       GRANTED TO   OR BASE                       OPTION TERM
                                 GRANTED       EMPLOYEES     PRICE     EXPIRATION   -----------------------
NAME                              (#)(1)        IN 1998      ($/SH)       DATE        5%($)        10%($)
----                            ----------     ----------   --------   ----------   ----------   ----------
John M. Cook..................   120,000           7.0%      $37.44     12/31/08    $2,825,498   $7,160,366
John M. Toma..................    25,000           1.6%       15.75     08/21/08       247,627      627,536
                                  55,000           3.3%       37.44     12/31/08     1,295,020    3,281,834
Michael A. Lustig.............   250,000          14.6%       23.38     01/27/08     3,675,103    9,313,433
                                  90,000(2)        5.4%       37.44     12/31/08     2,119,123    5,370,275
Donald E. Ellis, Jr...........    15,000           1.0%       15.75     01/27/08       148,576      376,522

---------------

(1) Unless otherwise footnoted, options are non-qualified options granted under the Stock Incentive Plan. All options have ten-year terms and 20% becomes exercisable on the anniversary of grant and an additional 20% becomes exercisable on each grant date anniversary thereafter; provided, however, that Mr. Cook's options will vest automatically upon the occurrence of certain events. See "-- Employment Agreements."
(2) These options have ten-year terms and vest as follows: 25% becomes exercisable on the anniversary of grant and an additional 25% becomes exercisable on each grant date anniversary thereafter.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     None of the Named Executive Officers held or exercised SARs during 1998. The following table sets forth certain information regarding options exercised during the year ended December 31, 1998, and unexercised options held at year-end, by each of the Named Executive Officers.

   AGGREGATED OPTION EXERCISES IN 1998 AND OPTION VALUES AT DECEMBER 31, 1998

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                    SHARES                 UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                   ACQUIRED              OPTIONS AT FISCAL YEAR-END          FISCAL YEAR-END
                                      ON       VALUE                 (#)                         ($)(1)
                                   EXERCISE   REALIZED   ---------------------------   ---------------------------
NAME                                 (#)        ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                               --------   --------   -----------   -------------   -----------   -------------
John M. Cook.....................        -    $      -     106,745        323,448      $2,558,067     $4,689,951
John M. Toma.....................        -           -      40,000        140,000       1,057,520      2,128,370
Michael A. Lustig................   10,600     154,300      41,800        474,100         884,458      6,361,006
Robert G. Kramer.................                            7,000         28,000         125,566        502,264
Donald E. Ellis, Jr..............   28,000     665,300           -         69,000               -      2,026,572

---------------

(1) Calculated based on a fair market value of $37.44 per share of Common Stock at December 31, 1998, less the applicable exercise prices.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement, as amended, with John
M. Cook that currently expires December 31, 2003. The employment agreement provides for automatic one-year renewals upon the expiration of each year of employment (such that it always has a five-year term), subject to prior notice of non-renewal by the Board of Directors. Pursuant to Mr. Cook's employment agreement, for 1999 through 2003, Mr. Cook will receive an annual base salary of $400,000 and an annual bonus of up to 150% of his base salary based upon the Company's performance for the respective year. For 1999, the Compensation Committee determined that Mr. Cook also is eligible to receive options with respect to up to a maximum of 300,000 shares of Common Stock if 1999 earnings per share are greater than 150% of 1998 earnings per share. Should 1999 earnings per share be at least 125% of 1998 earnings per share, Mr. Cook will be entitled to receive options to purchase an additional 75,000 shares of Common Stock, and a prorated additional amount if 1999 earnings per share are between 126% and 149% of 1998 earnings per share. Any options so granted to Mr. Cook shall be granted at fair market value as of the end of 1999 and will vest over a five-year period at 20% per year. If Mr. Cook is terminated other than for cause or if Mr. Cook resigns for "Good Reason," he is eligible to receive a severance payment up to a maximum amount not to be deemed an "excess parachute payment" under the Code, and all outstanding options immediately become vested. "Good Reason" means any of the following occurring without the employee's consent: (i) the assignment of duties or a position or title inconsistent with or lower than the duties, position or title provided in the employee's Employment Agreement;
(ii) a requirement that employee perform a substantial portion of his duties outside Atlanta, Georgia; (iii) a reduction of employee's compensation unless the Board or an appropriate committee of the Board has authorized a general compensation decrease for all executive officers of the Company; (iv) a merger, consolidation or reorganization of the Company or any other transaction resulting in Mr. Cook (together with his immediate family or trusts or limited partnerships established for the benefit of Mr. Cook and/or such persons) owning in the aggregate less than 20% of the voting control of the Company; or (v) a sale or agreement to sell or a grant of an option to purchase all or substantially all of the assets of the Company. Mr. Cook also is entitled to receive certain supplemental insurance coverage and other personal benefits under his employment agreement. Mr. Cook has agreed not to compete with the Company or to solicit any of the Company's clients or employees for a period of 18 months following termination of employment.

     The Company also has entered into employment agreements with John M. Toma, Michael A. Lustig, Robert G. Kramer, and Donald E. Ellis, Jr., each of which will expire December 31, 1999 and provides for automatic one-year renewals upon the expiration of each year of employment, subject to prior notice of nonrenewal by the Board of Directors. Messrs. Toma, Lustig, Ellis and Kramer have agreed not to compete with the Company nor to solicit any clients or employees of the Company for a period of 18 months following termination of their respective employments.

     For 1999 Mr. Toma will receive a base salary of $325,000 with a maximum potential bonus of 60% of his base salary based upon the Company's 1999 performance. The Compensation Committee determined that Mr. Toma is eligible to receive additional options with respect to up to a maximum of 150,000 shares of Common Stock if 1999 earnings per share are 150% or more of 1998 earnings per share. Should 1999 earnings per share be at least 125% of 1998 earnings per share, Mr. Toma will be entitled to receive options to purchase an additional 25,000 shares of Common Stock, and a prorated additional amount if 1999 earnings per share are between 126% and 149% of 1998 earnings per share. Any options so granted to Mr. Toma shall be granted at fair market value as of the end of 1999 and will vest over a five-year period at 20% per year. In addition, the Company has agreed to make annual contributions in the amount of $55,000 per year to a deferred compensation program for Mr. Toma, which amounts will vest 50% immediately and the remainder over a ten-year period. Mr. Toma will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Toma with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Toma will receive severance payments equal to one year's base salary and other personal benefits. Mr. Toma also will receive severance payments equal to one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement).

     For 1999, the Compensation Committee increased Mr. Lustig's annual base salary to $325,000 with a maximum potential bonus of 75% of his base salary based upon the Company's performance for 1999. The Compensation Committee has determined that Mr. Lustig also is eligible to receive additional options up to a maximum of 225,000 shares of Common Stock if 1999 earnings per share are 150% or more of 1998 earnings per share. Should 1999 earnings per share be at least 125% of 1998 earnings per share, Mr. Lustig will be entitled to receive options to purchase an additional 37,500 shares of Common Stock, and a prorated additional amount if 1999 earnings per share are between 126% and 149% of 1998 earnings per share. Any options so granted to Mr. Lustig shall be granted at fair market value as of the end of 1999, and will vest over a five-year period at 20% per year. Beginning in 1998, Mr. Lustig has elected to reduce his annual base salary by $40,000 and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $40,000 per year to such deferred compensation program, which amounts will vest over a ten-year period. Mr. Lustig will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. In August 1998 Mr. Lustig was awarded 42,000 restricted shares of Common Stock subject to a prohibition on transfer of unvested shares. Under the terms of the award, so long as Mr. Lustig remains employed by the Company the shares vest ratably over seven years, unless either a change in control occurs, in which case all unvested shares immediately vest, or Mr. Lustig does not succeed Mr. Cook as Chief Executive Officer, in which case all unvested shares immediately vest 270 days after the appointment of another person as Chief Executive Officer of the Company. The Company also has agreed to provide Mr. Lustig with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Lustig will receive severance payments equal to six months' base salary.

     For 1999, Mr. Ellis will continue to receive an annual base salary of $175,000 and a bonus of up to 50% of his base salary based in part upon the Company's performance for 1999. On January 19, 1999, the Compensation Committee granted Mr. Ellis options to purchase 20,000 shares of Common Stock at a purchase price of $33.25 per share, vesting over a five-year period at 20% per year. Mr. Ellis elected to reduce his annual bonus by up to $25,000 and to contribute such amount to a deferred compensation program for his benefit, which amount vests immediately. In addition, the Company has agreed to make annual matching contributions in the amount of $25,000 per year to such deferred compensation program, which amounts will vest over a ten-year period. Mr. Ellis will be entitled to receive his deferred compensation upon termination of his employment for any reason, other than for cause, including death or disability. The Company also has agreed to provide Mr. Ellis with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Ellis will receive severance payments equal to one year's base salary. Mr. Ellis also will receive severance payments equal to one year's base salary if he resigns for "Good Reason" (as such term is similarly defined in Mr. Cook's employment agreement).

     For 1999, the Compensation Committee increased Mr. Kramer's base salary to $235,000 (effective March 1, 1999). Mr. Kramer elected to defer payment of $25,000 of his base salary pursuant to a deferred compensation plan. Pursuant to Mr. Kramer's employment agreement, for 1999, he will receive a bonus of up to 40% of his annual salary based in part upon the Company's performance for the year. On January 19, 1999 the Compensation Committee granted Mr. Kramer options to purchase 20,000 shares of Common Stock at a purchase price per share of $33.25 per share, vesting over a two-year period at 20% on the first anniversary of the Grant Date and 100% on the second anniversary of the Grant Date. In addition, the Company agreed to make annual matching contributions in the aggregate amount of $25,000 per year to Mr. Kramer's deferred compensation program, which amounts vest over a ten-year period. Mr. Kramer will be entitled to receive his vested deferred compensation upon termination of his employment for any reason other than cause, including death or disability. The Company also has agreed to provide Mr. Kramer with certain other personal benefits. Upon termination, other than for cause or by voluntary resignation, Mr. Kramer will receive severance payments equal to six months' adjusted annual base salary.

STOCK INCENTIVE PLAN

     On June 15, 1998, the Company, with the approval of its shareholders, adopted its Stock Incentive Plan. The Stock Incentive Plan provides for the grant of options to acquire a maximum of 4,500,000 shares of Common Stock, subject to certain adjustments. As of March 26, 1999, options for 3,838,953 shares were outstanding (after adjustment for forfeitures) and options for 350,540 shares had been exercised. Options may be granted under the Stock Incentive Plan to key employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 26, 1999, approximately 1,400 employees (including officers) and five non-officer directors of the Company were eligible to participate in the Stock Incentive Plan. Unless sooner terminated by the Board, the Plan terminates in June 2008. The Company is proposing an amendment to the Stock Incentive Plan to increase by 1,750,000 the number of shares authorized for issuance thereunder. See "Proposal to Approve Increase In Authorized Shares Under The Profit Recovery Group International, Inc. Stock Incentive Plan."

EMPLOYEE STOCK PURCHASE PLAN

     In May 1997, the Company's shareholders approved the adoption of The Profit Recovery Group International, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to be an "employee stock purchase plan" as defined in Code Section 423. Under the Stock Purchase Plan, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from one to ten percent of their compensation (as defined in the Stock Purchase Plan), with a minimum deduction of ten dollars per payday and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase Common Stock at a price of 85% of the fair market value thereof as of the first Trading Day (as defined in the Stock Purchase Plan) of the offering period. The aggregate number of shares of Common Stock which may be purchased by all participants under the Stock Purchase Plan may not exceed 750,000, subject to certain adjustments. The Company estimates that, as of March 26, 1999 approximately 1,200 employees of the Company and its subsidiaries are eligible to participate in the Stock Purchase Plan. The Stock Purchase Plan will terminate at the option of the Company's Compensation Committee or, if earlier, at the time purchase rights have been exercised for all shares of Common Stock reserved for purchase under the Stock Purchase Plan.

THE COMPANY'S 401(K) PLAN

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the "401(k) Plan") is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1% to 15% of their compensation each year, subject to annual limits on such deferrals (e.g., $10,000 in 1998) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant's elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the balance in the participant's account. Under the 401(k) Plan, the vested portion of a participant's accrued benefit is payable upon such employee's termination of employment, attainment of age 59 1/2 (with respect to 100% vested accounts only), retirement, total and permanent disability or death.

                              CERTAIN TRANSACTIONS

     Mr. Loder owns 75% of the common stock of Camino Capistrano Corporation, formerly known as Loder, Drew & Associates, Inc. ("Loder Drew"). Under the terms of the Earnout Agreement dated as of July 1, 1998 between the Company and Loder Drew in connection with the acquisition of substantially all the assets of Loder Drew, Camino Capistrano Corporation is eligible to receive from the Company two additional cash payments for the periods ending December 31, 1998 and 1999 if certain earnings targets are achieved by the Loder Drew division of the Company. The Loder Drew division achieved its earnings targets for the first earnout period, which ended December 31, 1998, and Camino Capistrano Corporation was paid $30,000,000 on March 29, 1999.

     The following members of Mr. Cook's immediate family are employed by the Company as field auditors or audit managers and received compensation in 1998 in the approximate amounts set forth beside their names: David H. Cook, brother -- $193,000 consisting of $175,000 salary and $18,000 bonus; Harriette
L. Cook, sister-in-law -- $90,000 salary; Pamela M. Cook, sister -- $116,000 consisting of $115,000 salary and $1,000 bonus; Patricia Sluiter, sister -- $69,000 in commissions; Allen R. Sluiter, brother-in-law -- $101,000 in commissions; and M. Christine Cook, daughter -- $52,000 in commissions.

     Mr. Toma's sister-in-law, Maria A. Neff, is employed with the Company as Senior Vice President of Human Resources. For 1998, the Company paid Ms. Neff compensation of approximately $105,000.

     See "Director Compensation" for a discussion of certain additional transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to
Section 16(a) of the Securities Exchange Act of 1934, as amended, or written representations from certain reporting persons, the Company believes that with respect to 1998, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with.

            PROPOSAL TO APPROVE INCREASE IN AUTHORIZED SHARES UNDER
                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.
                              STOCK INCENTIVE PLAN

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In June 1998, the Board and the Company's shareholders approved the Stock Incentive Plan. As of March 26, 1999, options for 3,838,953 shares were outstanding under the Stock Incentive Plan (after adjustment for forfeitures) and options to purchase 350,540 shares of Common Stock had been exercised. Unless sooner terminated by the Board, the Stock Incentive Plan terminates in June 2008. As of March 26, 1999, an additional 310,507 shares remained available under the Stock Incentive Plan for issuance in connection with future option grants thereunder. Subject to shareholder approval, the Board has approved an amendment to the Stock Incentive Plan which provides for an increase by 1,750,000 shares of the number of shares of Company Common Stock that may be granted thereunder. The material provisions of the Stock Incentive Plan are summarized below.

ELIGIBILITY FOR PARTICIPATION UNDER THE STOCK INCENTIVE PLAN

     Options, stock appreciation rights ("SARs") and stock awards ("Stock Awards") may be granted under the Stock Incentive Plan to key employees, officers or directors of, and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of the date of this Proxy Statement, approximately 1,400 employees (including officers) and five non-officer directors of the Company are eligible to participate in the Stock Incentive Plan. Nothing contained in the Stock Incentive Plan or in any agreement entered into pursuant thereto may confer upon any person any right to continue as a director, officer or employee of the Company or its subsidiaries or as a consultant or advisor, or limit in any way any right of shareholders or of the Board, as applicable, to remove such person.

SHARES RESERVED UNDER THE STOCK INCENTIVE PLAN; INDIVIDUAL GRANT LIMITS

     The Stock Incentive Plan currently provides for the grant of awards to acquire a maximum of 4,500,000 shares of Common Stock (including options for shares subject to previous grants under the Company's 1996 Stock Option Plan), subject to adjustment in the event of stock dividends, stock splits, combination of shares, recapitalizations, or other changes in the outstanding Common Stock. Shares issued under the Stock Incentive Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased on the open market. The maximum number of SARs and shares subject to options that may be granted to any one individual during any consecutive 12-month period under the Stock Incentive Plan is 500,000. The maximum number of shares that may be granted to any one individual pursuant to Stock Awards during any consecutive 12-month period is 500,000 shares.

     The Stock Incentive Plan permits the grant of incentive stock options ("ISOs"), non-qualified stock options ("NSOs"), SARs and Stock Awards at the discretion of the Compensation Committee of the Board of Directors.

PURPOSE OF THE STOCK INCENTIVE PLAN

     The Company desires to attract and retain persons of skill and experience and to encourage their highest levels of performance on behalf of the Company and its subsidiaries. The Stock Incentive Plan accordingly affords eligible persons the opportunity to acquire stock rights in the Company. A portion of the options issued pursuant to the Stock Incentive Plan may constitute ISOs within the meaning of Section 422 of the Code or any succeeding provisions. The Stock Incentive Plan is not qualified under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

DURATION OF THE STOCK INCENTIVE PLAN

     Awards may be granted pursuant to the Stock Incentive Plan from time to time prior to the earlier of (1) June 14, 2008; or (2) the date on which all shares available for issuance under the Stock Incentive Plan have been issued.

ADMINISTRATION OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is administered by the Compensation Committee. Subject to the terms of the Stock Incentive Plan, in administering the Stock Incentive Plan and the awards granted under the Stock Incentive Plan, the Compensation Committee shall have the authority to (1) determine the employees of the Company and its subsidiaries to whom ISOs may be granted, and to determine the directors, officers and employees of the Company and its subsidiaries and the consultants and advisors to whom NSOs, SARs and Stock Awards may be granted; (2) determine the time or times at which awards may be granted; (3) determine the number of shares subject to each award and, for options and SARs, the exercise price thereof; (4) determine whether each option granted shall be an ISO or a NSO; (5) determine the time or times when each option and

     SAR shall become exercisable and the duration of the exercise period; (6) determine whether restrictions are to be imposed on shares subject to options and the nature of such restrictions; (7) determine whether and under what circumstances cash payments shall be made upon the termination of options or SARs, and whether and under what circumstances stock acquired pursuant to the exercise of an option or SAR shall be repurchased by the Company; (8) determine the terms of any Stock Awards; and (9) interpret the Stock Incentive Plan and prescribe and rescind rules and regulations, if any, relating to and consistent with the Stock Incentive Plan; provided, however, that the Board of Directors has delegated all rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Exchange Act to a subcommittee of the Compensation Committee (the "Subcommittee") consisting of at least two directors, each of whom is a "nonemployee" director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an "outside" director, as defined in the regulations promulgated pursuant to
Section 162(m) of the Code.

     The current Compensation Committee members are Mr. Lowrey, Chairman, Mr. Golden and Mr. Greimann, and Messrs. Lowrey and Greimann comprise the Subcommittee. Under the Stock Incentive Plan, acts by a majority of the Compensation Committee, or acts reduced to or approved in writing by a majority of the members of the Compensation Committee, shall be the valid acts of the Compensation Committee.

     No members of the Board of Directors or the Compensation Committee shall be liable for any action or determination made in good faith with respect to the Stock Incentive Plan or any stock options granted under it. No member of the Board or the Compensation Committee shall be liable for any act or omission of any other member of the Board or the Compensation Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Stock Incentive Plan, except those resulting from his own gross negligence or willful misconduct. In addition to such other rights of indemnification as he may have as a member of the Board or Compensation Committee, each member of the Board and the Compensation Committee shall be entitled to indemnification by the Company with respect to administration of the Stock Incentive Plan and the granting of rights and benefits under it.

AMENDMENT OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan may be terminated or amended by the Board of Directors at any time, except that the following actions may not be taken without shareholder approval: (a) materially altering the number of shares that may be issued under the Stock Incentive Plan (except by certain adjustments under the Stock Incentive Plan); (b) materially modifying the persons or classes of persons eligible to participate in the Stock Incentive Plan; (c) materially increasing the benefits accruing to participants under the Stock Incentive Plan;
(d) modifying the exercise price at which options and SARs may be offered (except by adjustment pursuant to the Stock Incentive Plan); and (e) extending the maximum option period under, or the term of, the Stock Incentive Plan. Awards may not be granted under the Stock Incentive Plan after the date of termination of the Stock Incentive Plan, but options and SARs granted prior to that date shall continue to be exercisable according to their terms.

AMENDED PLAN BENEFITS

     During 1998, and from January 1, 1999 through March 26, 1999, the number and exercise price of options granted to executive officers as a group, non-executive directors and non-executive employees pursuant to the Company's Stock Incentive Plan were as set forth below. See "Summary Compensation Table" and "Stock Option Grants in Last Fiscal Year" Table above for discussion regarding the Stock Award made to Mr. Lustig in 1998 and the number of securities underlying options granted to the Named Executive Officers. Mr. Cook is eligible to receive annually options to purchase up to 300,000 shares of Common Stock if the Company achieves certain earnings per share increases. For 1999, Mr. Lustig and Mr. Toma are eligible to receive options to purchase up to 225,000 and 150,000 shares, respectively, if the Company achieves certain earnings per share increases. See "Executive Compensation -- Employment Agreements." For a discussion of potential future grants to the Non-Executive Director Group, see "Director Compensation."

                                                                          FROM JANUARY 1, 1999
                                                    1998                 THROUGH MARCH 26, 1999
                                         ---------------------------   ---------------------------
                                                     EXERCISE PRICE                EXERCISE PRICE
                                         NUMBER OF     OR RANGE OF     NUMBER OF     OR RANGE OF
GROUP                                     OPTIONS    EXERCISE PRICES    OPTIONS    EXERCISE PRICES
-----                                    ---------   ---------------   ---------   ---------------
Executive Officer Group................   772,500    $15.75 - $37.44     82,500        $33.25
Non-Executive Director Group...........    37,500        $37.44           -               -
All Employees excluding Executive
  Officer Group........................   932,250    $15.75 - $37.44    217,250    $32.88 - $38.56

GRANT OF STOCK OPTIONS AND SARS

     The Compensation Committee may grant stock options and SARs to eligible persons in such amounts and on such terms not inconsistent with the Stock Incentive Plan as it may deem appropriate up to the number of shares remaining subject to the Stock Incentive Plan. The Company and each eligible person shall execute an agreement providing for the grant of stock options or SARs in accordance with the pertinent provisions of the Stock Incentive Plan.

OPTION AND SAR EXERCISE PRICE

     The exercise price per share for the shares subject to ISOs, NSOs and SARs shall be at whatever price is approved by the Compensation Committee; provided, however, that, in general, the exercise price per share for the shares subject to ISOs shall be not less than the fair market value per share of Common Stock on the grant date, except that in the case of an ISO to be granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share shall be not less than 110% of the fair market value per share of Common Stock on the grant date. The "fair market value" shall be the closing price of the Common Stock on the Nasdaq National Market on the day of grant or if no sale of the Common Stock has been made on such date, on the next preceding day on which there was such a sale.

VESTING OF OPTIONS

     Unless otherwise provided by the Compensation Committee, options granted under the Stock Incentive Plan will generally vest at the rate of 20% per annum over a five-year period so that all options are vested after five years. The Compensation Committee has the authority to accelerate or waive the vesting period for any option granted under the Stock Incentive Plan upon the attainment of performance goals established by the Compensation Committee for the grantee(s). In the event of a change of control, the Compensation Committee may also accelerate the vesting of outstanding options under the Stock Incentive Plan.

ADJUSTMENTS TO EXERCISE PRICE AND NUMBER OF SHARES

     If the shares of Common Stock are subdivided or combined, or a stock dividend is declared and paid, the number of shares of Common Stock subject to the Stock Incentive Plan and to the individual limits thereunder deliverable upon the exercise of Stock Options or SARs and subject to Stock Awards shall be increased or decreased proportionately, and the purchase price per share of options and SARs shall be adjusted to reflect such subdivision, combination or stock dividend. If, while unexercised options or SARs remain outstanding under the Stock Incentive Plan, the Company proposes to merge or consolidate with another corporation, whether or not the Company is to be the surviving corporation, or if the Company proposes to liquidate or sell or otherwise dispose of substantially all of its assets, or substantially all of the outstanding shares of stock of the Company are to be sold, then the Compensation Committee may, in its sole discretion, either (i) make appropriate provision for the protection of any such outstanding options and SARs by the substitution on an equitable basis of appropriate stock of the surviving corporation or its parent in the merger or consolidation or other reorganized corporation that will be issuable in respect to the shares of

Common Stock of the Company subject to such options and SARs, provided that, with respect to ISOs, such provision shall satisfy the requirement that no additional benefits shall be conferred upon optionees as a result of such substitution within the meaning of Section 424(a) of the Code, and that the excess of the aggregate fair market value of the shares subject to the options immediately after such substitution over the purchase price thereof is not more than the excess of the aggregate fair market value of the shares subject to such options immediately before such substitution over the purchase price thereof, or
(ii) upon written notice to the grantees, provide that all unexercised options and SARs must be exercised within a specified number of days of the date of such notice or they will be terminated. In any such case, the Compensation Committee may, in its discretion, accelerate the date on which outstanding options and SARs become exercisable. In no event, however, shall the Compensation Committee be obligated to take any action as a result of any such transaction, it being acknowledged that it is in the Compensation Committee's sole discretion to determine if, and to what extent, any such action shall be taken.

DURATION AND TERMINATION OF OPTIONS AND SARS

     Each option and SAR expires on the date specified by the Compensation Committee, but not more than (i) ten years from the grant date in the case of NSOs and SARs, (ii) ten years from the grant date in the case of ISOs generally, and (iii) five years from the grant date in the case of ISOs granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company; provided, however, that if approved by the Compensation Committee, after request by the grantee, ISOs may be converted into NSOs and the term of such option may be extended.

MEANS OF EXERCISE OF OPTIONS AND SARS

     Options and SARs are exercised by giving written notice to the Company at its principal office address, accompanied, in the case of an option, by full payment of the purchase price therefor and the applicable withholding tax, either (a) in United States dollars in cash or by check, or (b) if permitted by the Compensation Committee, the delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the option; provided, however, that such shares must have been held for at least six months.

NON-TRANSFERABILITY OF OPTIONS, SARS AND STOCK AWARDS

     No option, SAR or Stock Award is transferable except by will or by the laws of descent and distribution, and all options and SARs are exercisable, during the lifetime of the grantee, only by the grantee or the grantee's guardian or legal representative. Shares subject to options, SARs or Stock Awards granted under the Stock Incentive Plan that have lapsed or terminated may again be subject to awards thereunder.

RESTRICTIONS ON STOCK AWARDS

     Each Stock Award shall be subject to such conditions, restrictions and contingencies as the Compensation Committee shall determine. These may include continuous service and/or the achievement of specified performance measures. The performance measures that may be used by the Compensation Committee for such Stock Awards shall be measured by revenues, income, or such other criteria as the Committee may specify. If vesting is conditioned solely upon continuous service, the vesting schedule for Stock Awards shall cover a period of not less than three years (subject to acceleration of vesting, to the extent permitted by the Compensation Committee, in the event of the participant's death, disability, change in control or involuntary termination).

TAX TREATMENT

     The following discussion addresses certain anticipated federal income tax consequences to recipients of awards made under the Stock Incentive Plan. It is based on the Code and interpretations thereof as in effect on the date of this Proxy Statement. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

     A company, such as the Company, for which an individual is performing services will generally be allowed to deduct amounts that are includable in the income of such individual as compensation income in the Company's taxable year in which the employee's taxable year of inclusion ends, provided that such amounts qualify as reasonable compensation for the services rendered. This general rule will apply to the deductibility of a participant's compensation income resulting from participation in the Stock Incentive Plan. The timing and amount of deductions available to the Company as a result of the Stock Incentive Plan will, therefore, depend upon the timing and amount of compensation income recognized by a participant as a result of participation in the Stock Incentive Plan. The following discusses the timing and amount of compensation income which will be recognized by participants and the accompanying deduction which will be available to the Company.

     Incentive Stock Options. A participant to whom an ISO which qualifies under Section 422 of the Code is granted generally will not recognize compensation income (and the Company will not be entitled to a deduction) upon the grant or the exercise of the option. To obtain nonrecognition treatment on exercise of an ISO, however, the participant must be an employee of the Company or a subsidiary continuously from the date of grant of the option until three months prior to the exercise of the option. If termination of employment is due to disability of the participant, ISO treatment will be available if the option is exercised within one year of termination. If an option originally designated as an ISO is exercised after these periods, the option will be treated as a NSO for income tax purposes and compensation income will be recognized by the participant (and a deduction will be available to the Company) in accordance with the rules discussed below concerning NSOs.

     The Code provides that ISO treatment will not be available to the extent that the fair market value of shares subject to ISOs (determined as of the date of grant of the ISOs) which become exercisable for the first time during any calendar year exceeds $100,000. If the $100,000 limitation is exceeded, the options in excess of the limitation are treated as NSOs when exercised.

     While a participant may not recognize compensation income upon exercise of an ISO, the excess of the fair market value of the shares of Common Stock received over the exercise price for the option is an adjustment for alternative minimum tax purposes and can affect the optionee's alternative minimum tax liability under applicable provisions of the Code. The increase, if any, in an optionee's alternative minimum tax liability resulting from exercise of an ISO will not, however, create a deductible compensation expense for the Company.

     When a participant sells shares of Common Stock received upon exercise of an ISO more than one year after the exercise of the option and more than two years after the grant of the option, the participant will normally not recognize any compensation income, but will instead recognize capital gain or loss from the sale in an amount equal to the difference between the sales price for the shares of Common Stock and the option exercise price. If, however, a participant sells the shares of Common Stock within one year after exercising the ISO or within two years after the grant of the ISO, the participant will recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the lesser of (i) the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise of the option over the option exercise price, and (ii) the excess, if any, of the sale price for the shares over the option exercise price. Any other gain or loss on such sale (in addition to the compensation income mentioned previously) will normally be capital gain or loss.

     Nonqualified Stock Options. A participant to whom a NSO is granted will not normally recognize income at the time of grant of the option. When a participant exercises a NSO, the participant will generally recognize compensation income (and the Company will be entitled to a deduction) in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock when acquired over the option exercise price. The amount of gain or loss recognized by a participant from a subsequent sale of shares of Common Stock acquired from the exercise of a NSO will be equal to the difference between the sales price for the shares of Common Stock and the sum of the exercise price of the option plus the amount of compensation income recognized by the participant upon exercise of the option.

     SARs. The recipient of an SAR generally will not recognize any compensation income upon grant of the SAR. At the time of exercise of an SAR, however, the recipient should recognize compensation income in an amount equal to the amount of cash, or the fair market value of the shares, received.

     Restricted Stock Awards. If stock received pursuant to a stock award made through the Stock Incentive Plan is subject to a substantial restriction on continued ownership which is dependent upon the recipient continuing to perform services for the Company or its affiliated companies (a "substantial risk of forfeiture"), the participant should not recognize compensation income upon receipt of the shares of Common Stock unless he/she makes a so-called "83(b) election" as discussed below. Instead, the participant will recognize compensation income (and the Company will be entitled to a deduction) when the shares of Common Stock are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of the stock at that time. Absent a participant making an 83(b) election, dividends paid with respect to shares of Common Stock which are subject to a substantial risk of forfeiture will be treated as compensation income for the participant (and a compensation deduction will be available to the Company for the dividend) until the shares of Common Stock are no longer subject to a substantial risk of forfeiture.

     Different tax rules will apply to a participant who receives shares of Common Stock subject to a risk of forfeiture if the participant files an 83(b) election. If, within 30 days of receipt of the shares of Common Stock, a participant files an 83(b) election with the Internal Revenue Service and the Company, then, notwithstanding that the shares of Common Stock are subject to a risk of forfeiture, the participant will recognize compensation income upon receipt of the shares of Common Stock (and the Company will be entitled to a deduction) in an amount equal to the fair market value of the stock at the time of the award. If the 83(b) election is made, any dividends paid with respect to the shares of Common Stock will not result in compensation income for the participant (and will not entitle the Company to a deduction). Rather, the dividends paid will be treated as any other dividends paid with respect to Common Stock, as ordinary income which is not compensation.

TAX WITHHOLDING

     Whenever the Company proposes, or is required, to distribute shares of Common Stock under the Stock Incentive Plan, the Company may require the recipient to satisfy any Federal, state and local tax withholding requirements prior to the delivery of any certificate for such shares or, in the discretion of the Committee, the Company may withhold from the shares to be delivered shares sufficient to satisfy all or a portion of such tax withholding requirements.

UNFUNDED STATUS OF THE STOCK INCENTIVE PLAN

     The Stock Incentive Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a participant by the Company, nothing contained in the Stock Incentive Plan shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company.

                 OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
                         AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 26, 1999 by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) the Named Executive Officers; (iii) each director of the Company; and (iv) all of the Company's executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to all the shares of Common Stock indicated.

                                                                BENEFICIAL OWNERSHIP
                                                              AS OF MARCH 26, 1999(1)
                                                              ------------------------
BENEFICIAL OWNER                                                SHARES     PERCENTAGE
----------------                                              ----------   -----------
John M. Cook(2)(3)..........................................  3,362,142       12.4
John M. Toma(4).............................................    562,592        2.1
Michael A. Lustig(5)........................................    111,180          *
Marc S. Eisenberg(6)........................................        146          *
Ronald K. Loder.............................................    575,369        2.1
Robert G. Kramer(7).........................................      8,612          *
Donald E. Ellis, Jr.(8).....................................     29,000          *
Stanley B. Cohen(9).........................................    510,000        1.9
Jonathan Golden(10).........................................    882,928        3.3
Garth H. Greimann...........................................      7,661          *
Fred W. I. Lachotzki(11)....................................     16,000          *
E. James Lowrey(11).........................................      6,500          *
All executive officers and directors as a group (16
  Persons)(12)..............................................  6,187,265       22.6

---------------

   * Less than one percent.
 (1) Applicable percentage of ownership at March 26, 1999 is based upon 27,968,739 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the shares shown as beneficially owned. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other persons.
 (2) The business address for Mr. Cook is 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426.
 (3) Includes 1,132,684 shares held by the Cook Family Limited Partnership, for which Mr. Cook serves as the general partner, 150,000 shares held by the Cook Family Grantor Retained Annuity Trust for which Mr. Cook is trustee and has sole investment and voting power with respect to such shares and 97,361 shares held by M. Lucy Cook, his spouse. Also includes 136,745 shares subject to options, which either are currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement. Does not include 819,393 shares held for the benefit of John M. Cook pursuant to a Grantor Retained Annuity Trust for which James
     R. Cook is trustee and has sole investment and voting power with respect to such shares and 819,393 shares held for the benefit of M. Lucy Cook pursuant to a Grantor Retained Annuity Trust for which M. Christine Cook and M. Thomas Cook are co-trustees and have sole investment and voting power with respect to such shares.
 (4) Includes 37,360 shares held for the benefit of Mr. Toma for which Maria A. Neff and Dorothy M. Toma, Mr. Toma's spouse, serve as co-trustees and share investment and voting power with respect to such shares. Includes 183,924 shares held by the Toma Family Limited Partnership, for which Mr. Toma serves as the general partner. Also, includes 50,000 shares held by Dorothy
     M. Toma, 4,488 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee, and 65,000 shares subject to options which either are exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (5) Includes 57,550 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (6) Excludes 421,138 shares in which Mr. Eisenberg has a pecuniary interest, but as to which Mr. Eisenberg disclaims beneficial ownership. Such shares are held pursuant to commercial relationship with the record owner. Mr. Eisenberg has informed the Company that he neither has nor shares the voting or investment power with respect to such shares and that he does not have the right either to acquire such voting or investment power within sixty (60) days or to terminate the commercial relationship with the record holder within sixty (60) days.
 (7) Includes 7,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (8) Represents 29,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
 (9) Includes 188,472 shares held for the benefit of Mr. Cohen for which Shirley
     L. Cohen, Mr. Cohen's spouse, is the trustee and has sole voting and investment power.
(10) Includes 122,251 shares held for the benefit of Mr. Golden for which Roberta P. Golden, Mr. Golden's spouse, is the trustee and has sole voting and investment power.
(11) Includes 6,000 shares subject to options which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.
(12) Includes options to purchase 367,095 shares which are either currently exercisable or will become exercisable within sixty (60) days of the date of mailing of this Proxy Statement. Does not include 1,195,998 shares subject to outstanding options which options are not currently exercisable and will not become exercisable within sixty (60) days of the date of mailing of this Proxy Statement.

                               EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors' meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or his or her resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.

NAME                                         AGE             OFFICE WITH REGISTRANT
----                                         ---             ----------------------
John M. Cook...............................  56    Chairman of the Board, Chief Executive
                                                     Officer and Director
John M. Toma...............................  53    Vice Chairman and Director
Michael A. Lustig..........................  43    President, Chief Operating Officer and
                                                     Director
Marc S. Eisenberg..........................  43    President of the Directorate of Alma and
                                                     Director
Ronald K. Loder............................  44    President and Chief Executive Officer of
                                                     Loder Drew Division
Robert G. Kramer...........................  55    Executive Vice President and Chief
                                                     Information Officer
Donald E. Ellis, Jr........................  47    Senior Vice President, Chief Financial
                                                     Officer and Treasurer
Clinton McKellar, Jr.......................  52    Senior Vice President, General Counsel and
                                                     Secretary
Tony G. Mills..............................  42    Senior Vice President -- Corporate
                                                     Development
Maria A. Neff..............................  41    Senior Vice President -- Human Resources
David A. Brookmire.........................  46    Senior Vice President -- Strategic Planning
                                                     and Business Integration

     The employment histories of those executive officers who are not also directors are set forth below:

          Robert G. Kramer joined PRG in October 1997 as Executive Vice President and Chief Information Officer. Prior to joining PRG, Mr. Kramer had worked for Home Shopping Network, Inc. since 1996 as Executive Vice President and Chief Information Officer. From 1994 to 1996, Mr. Kramer served as Executive Vice President and Chief Information Officer with Hanover Direct, Inc., a direct specialty retailer.

          David A. Brookmire joined PRG in 1995 as Senior Vice
     President -- Human Resources. From 1987 to 1995, Mr. Brookmire held various positions with Digital Communications Associates, Inc., now Attachmate Corp., most recently as Vice President -- Human Resources. In September 1998 he was elected Senior Vice President -- Strategic Planning and Business Integration.

          Donald E. Ellis, Jr. joined PRG in 1995 as Senior Vice President, Treasurer and Chief Financial Officer. From 1993 to 1995, Mr. Ellis served as Vice President -- Finance, Treasurer and Chief Financial Officer of Information America, Inc., a provider of on-line computer information services, and from 1991 to 1993, he was an independent financial consultant. Mr. Ellis is a certified public accountant.

          Clinton McKellar, Jr. joined PRG in June 1997 as Senior Vice President, General Counsel and Secretary. Prior to joining PRG, from 1989 to May 1997, Mr. McKellar served as Vice President, General Counsel and Secretary of Engraph, Inc., a manufacturer of consumer product packaging.

          Tony G. Mills has served as Senior Vice President -- Corporate Development and Assistant Secretary since June 1997. Prior to that, he was Senior Vice President -- Legal Affairs, General Counsel and Secretary and had served in such capacities since joining PRG in October 1995. For 11 years prior to joining PRG, Mr. Mills was a shareholder in the Atlanta, Georgia law firm of Silfen, Segal, Fryer & Shuster, P.C. and had provided legal services to PRG through that firm since 1990. Mr. Mills remained as Of Counsel to that firm through January 1996.

          Maria A. Neff has served as Senior Vice President -- Human Resources since September 1998. From 1991, when she joined PRG, until September 1998, Ms. Neff held several management positions in operations, sales and marketing and information technology. Ms. Neff is John M. Toma's sister-in-law.

                               PERFORMANCE GRAPH

     Set forth below is a line-graph presentation comparing the cumulative shareholder return on the Company's Common Stock (Nasdaq: PRG), on an indexed basis, against cumulative total returns of the Nasdaq Stock Market (U.S. Companies) Index and the Hambrecht & Quist Technology Index. The graph assumes that the value of the investment in the Common Stock in each index was $100 on March 26, 1996. The Performance Graph shows total return on investment for the period beginning March 26, 1996 (the date of the Company's initial public offering) through December 31, 1998.

                  VALUE OF $100 INVESTED ON MARCH 26, 1996 AT:

                                                                         NASDAQ
                                                                         STOCK           HAMBRECHT
               MEASUREMENT PERIOD                                       MARKET-           & QUIST
             (FISCAL YEAR COVERED)                      PRG                US            TECHNOLOGY
3/26/96                                                 100               100               100
12/31/96                                                145               118               123
12/31/97                                                161               145               144
12/31/98                                                340               205               227

              Total return assumes reinvestment of any dividends.

                              INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP are the independent auditors of the Company. Approval or selection of the independent auditors of the Company is not submitted for a vote at the Annual Meeting of Shareholders. The Board of Directors of the Company has historically selected the independent auditors of the Company, with the advice of the Audit Committee, and the Board believes that it would be to the detriment of the Company and its shareholders for there to be any impediment to the Board's exercising its judgment to remove the Company's independent auditors if, in its opinion, such removal is in the best interest of the Company and its shareholders.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the Annual Meeting of Shareholders to answer appropriate questions and make a statement if the representative desires to do so.

                             SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), must be received by the Company by December 10, 1999 for inclusion in its Proxy Statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company by February 23, 2000 in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals which may come before the Annual Meeting. With regard to such shareholder proposals, if the date of the 2000 Annual Meeting is subsequently advanced or delayed by more than thirty days from the date of the 1999 Annual Meeting, the Company shall, in a timely manner, inform stockholders of the change and the date by which proposals must be received.

     UPON THE WRITTEN REQUEST OF ANY RECORD OR BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY WHOSE PROXY WAS SOLICITED IN CONNECTION WITH THE 1999 ANNUAL MEETING OF SHAREHOLDERS, THE COMPANY WILL FURNISH SUCH OWNER, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, WITHOUT EXHIBITS. REQUESTS FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE ADDRESSED TO DONALD E. ELLIS, JR., SENIOR VICE PRESIDENT, THE PROFIT RECOVERY GROUP INTERNATIONAL, INC., 2300 WINDY RIDGE PARKWAY, SUITE 100 NORTH, ATLANTA, GEORGIA 30339-8426.

     IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SIGN, COMPLETE, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE, TO WHICH NO POSTAGE NEED BE AFFIXED.

                                          By Order of the Board of Directors:
                                          /s/ John M. Cook

                                          JOHN M. COOK
                                          Chairman of the Board
                                          and Chief Executive Officer

Dated: April 5, 1999

              (LOGO The Profit Recovery Group International, Inc.)

                 THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                 FOR USE AT THE ANNUAL MEETING ON MAY 11, 1999

    The undersigned Shareholder hereby appoints John M. Cook, Donald E. Ellis, Jr., Clinton McKellar, Jr. or any of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of THE PROFIT RECOVERY GROUP INTERNATIONAL, INC. (the "Company") to be held on May 11, 1999, and any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 5, 1999, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned's name, place and stead. The undersigned instructs said proxies to vote as indicated hereon. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

1.  Election of Directors

   [ ]  FOR the nominees listed below        [ ]  FOR the nominees listed below        [ ]  WITHHOLD AUTHORITY to vote for
                                                  except as marked to the contrary          all nominees listed below

   (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee's name in the list below)

   CLASS I DIRECTORS         Marc Eisenberg        Ronald K. Loder
   CLASS II DIRECTOR         E. James Lowrey
   CLASS III DIRECTORS       Fred W. I. Lachotzki  Michael A. Lustig  Thomas S. Robertson  Jackie M. Ward

2. Resolution to approve an amendment to The Profit Recovery Group International, Inc. Stock Incentive Plan, which increases by 1,750,000 shares the number of shares of Company Common Stock which may be granted under stock options, stock appreciation rights, and other stock awards as compared to the number of shares currently authorized for issuance under the Stock Incentive Plan.

     FOR  [ ]               AGAINST  [ ]              ABSTAIN  [ ]

3. Upon such other matters as may properly come before the meeting or any adjournment thereof. THE PROXIES SHALL VOTE AS SPECIFIED ABOVE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE LISTED NOMINEES AND FOR THE AMENDMENT TO THE STOCK INCENTIVE PLAN.

                        (Continued on the Reverse Side)

                                                  Dated: ---------------- , 1999

                                                  ------------------------------
                                                  (Signature)

                                                  ------------------------------
                                                  (Signature)

                                                  (Shareholders should sign
                                                  exactly as name appears on
                                                  stock. Where there is more
                                                  than one owner, each should
                                                  sign. Executors,
                                                  Administrators, Trustees and
                                                  others signing in a
                                                  representative capacity should
                                                  so indicate.)

                                                  Please enter your Social
                                                  Security Number or Federal
                                                  Employer Identification Number
                                                  here:

                                                  ------------------------------